Calumet Specialty Products Partners, L.P.

Calumet Finance Corp.

2780 Waterfront Pkwy E. Drive, Suite 200

Indianapolis, Indiana 46214

January 27, 2016

Via EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention: Karina V. Dorin

Re:	Calumet Specialty Products Partners, L.P., Calumet Finance Corp. and co-registrants (the “Registrants”)
Request for Acceleration of Effectiveness
Registration Statement on Form S-4, as amended (File No. 333-208510) (the “Registration Statement”)

Ladies and Gentlemen:

Pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the Registrants hereby request that the effectiveness of the Registration Statement be accelerated so that the Registration Statement will become effective on January 28, 2016 at 4:00 p.m., Eastern Time, or as soon thereafter as practicable.

The Registrants hereby acknowledge that the disclosure in the Registration Statement is the responsibility of the Registrants. The Registrants hereby acknowledge that:

•	should the Securities and Exchange Commission (the “Commission”) or the staff of the Commission (the “Staff”), acting pursuant to delegated authority, declare the Registration Statement effective, it does not foreclose the Commission from taking any action with respect to the Registration Statement;

•	the action of the Commission or the Staff, acting pursuant to delegated authority, in declaring the Registration Statement effective, does not relieve the Registrants from their full responsibility for the adequacy and accuracy of the disclosure in the Registration Statement; and

•	the Registrants may not assert Staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

United States Securities and Exchange Commission

January 27, 2016

Please call Gillian A. Hobson of Vinson & Elkins L.L.P., the Registrants’ outside legal counsel, at (713) 758-3747 with any questions regarding this request for acceleration.

Sincerely,

Calumet Specialty Products Partners, L.P.

By:	Calumet GP, LLC, its general partner

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	Chief Executive Officer

Calumet Finance Corp.

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	Chief Executive Officer

Calumet Operating, LLC

By:	Calumet Specialty Products Partners, L.P., its sole member
By:	Calumet GP, LLC, its General Partner

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	Chief Executive Officer

Calumet LP GP, LLC

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	Chief Executive Officer

Calumet Lubricants Co., Limited Partnership

By:	Calumet LP GP, LLC, its general partner

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	Chief Executive Officer

United States Securities and Exchange Commission

January 27, 2016

Calumet Shreveport Lubricants & Waxes, LLC

Calumet Shreveport Fuels, LLC

Calumet Penreco, LLC

Calumet Superior, LLC

Calumet Missouri, LLC

Calumet Montana Refining, LLC

Royal Purple, LLC

Calumet Packaging, LLC

Calumet North Dakota, LLC

Bel-Ray Company, LLC

Anchor Oilfield Services, LLC

By:	Calumet Lubricants Co., Limited Partnership, its sole member
By:	Calumet LP GP, LLC, its general partner

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	Chief Executive Officer

Calumet Sales Company Incorporated

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	Chief Executive Officer

Calumet San Antonio Refining, LLC

By:	Calumet Shreveport Fuels, LLC, its sole member
By:	Calumet Lubricants Co., Limited Partnership, its sole member
By:	Calumet LP GP, LLC, its general partner

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	Chief Executive Officer

United States Securities and Exchange Commission

January 27, 2016

Kurlin Company, LLC

By:	Bel-Ray Company, LLC, its sole member
By:	Calumet Lubricants Co., Limited Partnership, its sole member
By:	Calumet LP GP, LLC, its general partner

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	Chief Executive Officer

Weld Corporation

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	President

Anchor Drilling Fluids USA, LLC

By:	ADF Holdings, LLC, its sole member
By:	Calumet Lubricants Co., Limited Partnership, its sole member
By:	Calumet LP GP, LLC, its general partner
By:	Calumet Operating, LLC, its sole member
By:	Calumet Specialty Products Partners, L.P., its sole member
By:	Calumet GP, LLC, its general partner

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	Chief Executive Officer

ADF Holdings, LLC

By:	Calumet Lubricants Co., Limited Partnership, its sole member
By:	Calumet LP GP, LLC, its general partner
By:	Calumet Operating, LLC, its sole member
By:	Calumet Specialty Products Partners, L.P., its sole member
By:	Calumet GP, LLC, its general partner

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	Chief Executive Officer

cc:	Gillian A. Hobson, Esq.
Vinson & Elkins L.L.P.